Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Alector, Inc.

(Exact name of registrant as specified in its charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2022 Inducement Equity Incentive Plan, as amended	Rule 457(c) and Rule 457(h)	1,670,000	$8.72	$14,562,400	$92.70 per $1,000,000	$1,349.93

Total Offering Amounts					$14,562,400		$1,349.93

Total Fee Offsets							—

Net Fee Due							$1,349.93

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock (the “Shares”) that become issuable under the 2022 Inducement Equity Incentive Plan (the “2022 Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Shares as reported on The NASDAQ Global Select Market on September 22, 2022.